EXHIBIT 1

July 29, 2005
FOR IMMEDIATE RELEASE
Enerplus Resources Fund
TSX:	ERF.UN
NYSE:	ERF

ENERPLUS ANNOUNCES INCREASED CASH DISTRIBUTION
AMOUNT FOR AUGUST 2005

As previously announced in our July 18, 2005 release, Enerplus Resources Fund is pleased to confirm that a cash distribution in the amount of CDN$0.37 (thirty-seven cents) per unit will be payable on August 20, 2005, to all Unitholders of record at the close of business on August 10, 2005. The ex-distribution date for this payment is August 8, 2005.

The CDN$0.37 (thirty-seven cents) per unit is equivalent to approximately US$0.30 (thirty cents) per unit if converted using a Canadian/US dollar exchange ratio of 1.24. The US dollar equivalent distribution will be based upon the actual Canadian/US exchange rate applied on the payment date and will be net of any Canadian withholding taxes that may apply.

The Fund’s new trailing twelve month distribution paid totals CDN$4.22 (four dollars and twenty-two cents) per unit. For further information, please contact Investor Relations at 1-800-319-6462 or e-mail investorrelations@enerplus.com.

Eric Tremblay
Senior Vice-President, Capital Markets
Enerplus Resources Fund

Except for the historical and present factual information contained herein, the matters set forth in this news release, including words such as “expects”, “projects”, “plans” and similar expressions, are forward-looking information that represents management of Enerplus’ internal projections, expectations or beliefs concerning, among other things, future operating results and various components thereof or the economic performance of Enerplus. The projections, estimates and beliefs contained in such forward-looking statements necessarily involve known and unknown risks and uncertainties, which may cause Enerplus’ actual performance and financial results in future periods to differ materially from any projections of future performance or results expressed or implied by such forward-looking statements. These risks and uncertainties include, among other things, those described in Enerplus’ filings with the Canadian and U.S. securities authorities. Accordingly, holders of Enerplus Trust Units and potential investors are cautioned that events or circumstances could cause results to differ materially from those predicted.